Exhibit 99.1

925 North Eldridge Parkway Houston, TX 77079 Media Relations: 281-293-1149 www.conocophillips.com/media

NEWS RELEASE

May 20, 2020

ConocoPhillips Announces Don E. Wallette, Jr. to Retire After 39 Years with the Company

HOUSTON – ConocoPhillips (NYSE: COP) today announced the retirement of Don E. Wallette, Jr. as executive vice president and chief financial officer after a successful 39-year career with the company. Wallette’s retirement is effective on Aug. 31, 2020.

In conjunction with Wallette’s retirement, the company also announced that William (Bill) L. Bullock, Jr., currently president, Asia Pacific Middle East, will assume the role of executive vice president and chief financial officer on Sept. 1, 2020. Bullock has more than 34 years of experience in leading engineering, operations, commercial and business development functions across the company. Bullock has a bachelor’s degree in chemical engineering from Texas A&M University and a master’s degree in business administration with an emphasis in finance from Oklahoma City University.

“I want to thank Don for his many contributions over the course of his distinguished career at ConocoPhillips,” said Ryan Lance, chairman and chief executive officer. “As a highly valued member of our company’s executive leadership team, Don played an important role in guiding our successful transformation as an independent exploration and production company. I wish Don the very best in retirement and look forward to Bill’s ongoing leadership as he assumes his new role.”

--- # # # ---

About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $65 billion of total assets, and approximately 10,400 employees as of March 31, 2020. Production excluding Libya averaged 1,278 MBOED for the three months ended March 31, 2020, and proved reserves were 5.3 BBOE as of Dec. 31, 2019. For more information, go to www.conocophillips.com.

Contacts

Media Relations

John Roper

281.293.1451

john.c.roper@conocophillips.com

Investor Relations

281-293-5000

investor.relations@conocophillips.com

ConocoPhillips Announces Don E. Wallette, Jr. to Retire After 39 Years with the Company

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined under the federal securities laws. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. Words and phrases such as "anticipate," "estimate," "believe," “budget,” "continue," "could," "intend," "may," "plan," "potential," "predict," “seek,” "should," "will," “would,” "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words can be used to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made.  However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond our control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements.  Factors that could cause actual results or events to differ materially from what is presented include the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas and the resulting company actions in response to such changes, including changes resulting from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; unexpected cost increases or technical difficulties in constructing, maintaining, or modifying company facilities; legislative and regulatory initiatives addressing global climate change or other environmental concerns; investment in and development of competing or alternative energy sources; disruptions or interruptions impacting the transportation for our oil and gas production; international monetary conditions and exchange rate fluctuations; changes in international trade relationships, including the imposition of trade restrictions or tariffs on any materials or products (such as aluminum and steel) used in the operation of our business; our ability to collect payments when due under our settlement agreement with PDVSA; our ability to collect payments from the government of Venezuela as ordered by the ICSID; our ability to liquidate the common stock issued to us by Cenovus Energy Inc. at prices we deem acceptable, or at all; our ability to complete our announced dispositions or acquisitions on the timeline currently anticipated, if at all; the possibility that regulatory approvals for our announced dispositions or acquisitions will not be received on a timely basis, if at all, or that such approvals may require modification to the terms of our announced dispositions, acquisitions or our remaining business; business disruptions during or following our announced dispositions or acquisitions, including the diversion of management time and attention; the ability to deploy net proceeds from our announced dispositions in the manner and timeframe we currently anticipate, if at all; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; the impact of competition and consolidation in the oil and gas industry; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; general domestic and international economic and political conditions; changes in fiscal regime or tax, environmental and other laws applicable to our business; and disruptions resulting from extraordinary weather events, civil unrest, war, terrorism or a cyber attack; and other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.